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Exhibit 23.01

INDEPENDENT AUDITORS' CONSENT

        We consent to the use in the Registration Statement ("RS") for Morgan Stanley Spectrum Currency L.P., Post-Effective Amendment No. 2 to the RS for Morgan Stanley Spectrum Global Balanced L.P., RS for Morgan Stanley Spectrum Select L.P., RS for Morgan Stanley Spectrum Strategic L.P., and RS for Morgan Stanley Spectrum Technical L.P. of our report dated March 2, 2004 relating to the statements of financial condition, including the schedules of investments, as of December 31, 2003 and 2002 and the related statements of operations, changes in partners' capital, and cash flows for the three years in the period ended December 31, 2003 appearing in the preliminary prospectus dated March 8, 2004, which is a part of such Registration Statements.

        We also consent to the use of our report dated February 12, 2004 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2003 and 2002 appearing in the preliminary prospectus dated March 8, 2004, which is part of such Registration Statements.

        We also consent to the reference to us under the heading "Experts" in the preliminary prospectus dated March 8, 2004, appearing in such Registration Statements.

/s/ Deloitte & Touche
New York, New York
March 8, 2004

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  Exhibit 23.01
INDEPENDENT AUDITORS' CONSENT